Exhibit 99.1

News From

Walgreen Co. Corporate Communications  ● 200 Wilmot Road ● Deerfield, Ill. 60015 ● (847) 914-2500

Contact:  Michael Polzin
    (847) 914-2925
FOR IMMEDIATE RELEASE                                                                                               http://news.walgreens.com

WALGREEN CO. REPORTS RECORD SALES AND EARNINGS

IN THIRD QUARTER 2008

●	Net earnings increase 2.0 percent to $572 million
●	Diluted earnings per share increase to 58 cents
●	Total sales increase 9.6 percent; front-end comparable store sales up 4.6 percent
●	Expense dollars grow 10.0 percent while the company opens 138 new drugstores

DEERFIELD, Ill., June 23, 2008 – Walgreens (NYSE, NASDAQ: WAG) today announced record sales and earnings for the fiscal year 2008 third quarter and first nine months.
Net earnings for the quarter ended May 31 rose 2.0 percent to $572 million or 58 cents per share (diluted), from $561 million or 56 cents per share (diluted) in the same quarter a year ago. Walgreens recorded a LIFO provision of $16.1 million in this year’s quarter versus a credit of $3.5 million in last year’s third quarter. Last year’s quarter also included a $13.5 million credit from the resolution of a multiyear state tax matter.
Net earnings for the nine months increased 4.2 percent to $1.71 billion or $1.72 per share (diluted), versus last year’s $1.64 billion or $1.63 per share (diluted). Last year’s nine-month earnings also benefited from the previously mentioned lower LIFO rate and tax benefit.
“In a challenging economy, we continued investing in our future with a relentless focus on cost control,” said Walgreens Chairman and CEO Jeffrey A. Rein. “We posted solid results while going up against a nearly 20 percent earnings increase in the year-ago quarter and a more robust economic environment. At a time when Americans are searching for value and convenience, we’re one of the retailers they’re turning to.”

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Strong expense control

Selling, general and administrative expense dollars in the current quarter grew 10.0 percent over the year-ago period. Expense control was strong across the company, including a decrease in the rate of store salary and expense growth as well as lower advertising expenses.
“We’ve consistently proven our ability to control expenses during this fiscal year, while investing in areas that will position us for the long-term success of the company,” said Rein. “At the same time, we continued to better serve our pharmacy patients, with store-level pharmacy satisfaction levels improving each month during the quarter compared to the year-ago period.”
As a percent to sales, SG&A expenses – at 22.1 – were essentially flat compared to the year-ago quarter.
Sales increased 9.6 percent to a record $15.0 billion for the third quarter and 10.2 percent to $44.4 billion for the first nine months. Total sales in comparable stores (those open more than a year) were up 3.4 percent in the quarter, while front-end comparable drugstore sales rose 4.6 percent in the quarter.
For the most recently reported 52-week period, ending May 17, Walgreens increased its market share in 59 of its top 60 product categories compared to food, drug and mass merchandise competitors, as measured by A.C. Nielsen.
Prescription sales, which accounted for 65.5 percent of sales in the quarter, climbed 8.9 percent. Prescription sales in comparable stores rose 2.7 percent in the quarter, while the number of prescriptions filled in comparable stores increased 1.1 percent. That compares to a 0.9 percent decrease in U.S. retail prescription volume (excluding Walgreens) during the same period, according to IMS Health and Walgreens figures.
Prescription volume in the quarter was negatively impacted in part by the switch of Zyrtec to over-the-counter status and by a milder flu season.

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Gross profit dollars up

Gross profit dollars increased 9.3 percent in the quarter, slower than the year-ago quarter’s 16.0 percent increase that was aided by blockbuster generic drug introductions. Gross profit margins decreased from 28.3 in last year’s quarter to 28.2 this year. Front-end margins decreased as the company expanded its promotional pricing activities, including digital photo promotions, to generate store traffic. That was partially offset by an increase in pharmacy margins due to the growth in generic drug sales.
The company also recorded the previously mentioned LIFO provision in this year’s quarter versus a LIFO credit in the year-ago period.
Investments in the long-term success of the company continued in the third quarter, with 138 new drugstore openings, 17 more than during last year’s quarter. In the first nine months of the fiscal year, Walgreens opened a record 420 new drugstores, compared to 339 in the comparable period a year ago, with a net gain of 370 stores after relocations and closings. Walgreens is on track to exceed its goal of opening 550 new drugstores this year, with a net increase of more than 500.
“This is absolutely the right time to grow our drugstore business,” said President Greg Wasson. “We’re adding neighborhood locations for today’s customer who is searching for value and struggling with high gas prices. These new stores also position us for the 78 million baby boomers who will be major health care consumers in the coming years and decades.”
Walgreens will expand its drugstore base by approximately 9 percent in fiscal 2008 and is on track to meet its goal of operating more than 7,000 drugstores by 2010. In May, Walgreens announced plans to open its first stores in Alaska in 2009, giving the company a presence in all 50 states.

New division enhances relationships with large employers, health plans

During the quarter, the company also announced the creation of its Walgreens Health and Wellness division, formed in part by the acquisitions of I-trax, Inc. and privately-held Whole Health Management, operators of worksite health centers. The division will allow large

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employers and health plans to provide care to employees and plan members at their worksites, and to dependents, retirees and the general public through the company’s 172 Take Care Health Clinics that operate at Walgreens drugstores.
Earlier this month, Walgreens announced that its subsidiary, OptionCare Enterprises, Inc., will acquire CuraScript Infusion Pharmacy, Inc., a wholly-owned subsidiary of Express Scripts, Inc. The transaction, expected to close within 30 days, will expand Walgreens national coverage in home infusion services through CuraScript’s 12 facilities in six states.
“Many drugs in the fast-growing specialty pharmacy industry require infusion therapy, and this acquisition brings our national home infusion network closer to patients,” said Wasson. “Few providers will be able to match our level of personalized therapy and support.”
At May 31, Walgreens operated 6,727 locations in 49 states, the District of Columbia and Puerto Rico. That includes 6,252 drugstores (554 more than a year ago), as well as worksite health centers, home care facilities and specialty, institutional and mail service pharmacies.
Walgreens will hold a one-hour conference call to discuss the quarter’s results beginning at 8:30 a.m. eastern time today, June 23. The conference call will be simulcast through Walgreens investor relations Web site at: http://investor.walgreens.com. A replay of the conference call will be archived on the Web site for 12 months after the call.
The replay also will be available from 11:30 a.m. eastern time, June 23, through June 30 by calling 888-203-1112 within the U.S. and Canada, or 719-457-0820 outside the U.S. and Canada, using replay code 5766548.
This news release may contain forward-looking statements that involve risks and uncertainties.  The following factors could cause results to differ materially from management expectations as projected in such forward-looking statements: seasonal variations, competition, risks of new business areas, the availability and cost of real estate and construction, and changes in federal or state legislation or regulations.  Investors are referred to the “Cautionary Note Regarding Forward-Looking Statements” in the Company’s most recent Form 10-K, which Note is incorporated into this news release by reference.

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
(UNAUDITED)
(In Millions, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	May 31,	May 31,	May 31,	May 31,
	2008	2007	2008	2007

Net sales	$15,015.7	$13,698.3	$44,437.2	$40,340.5

Costs and Deductions:
Cost of sales (1)	10,776.8	9,821.1	31,848.9	28,851.9
Gross Profit	4,238.9	3,877.2	12,588.3	11,488.6
Selling, general and administrative expenses	3,325.1	3,022.4	9,858.5	8,941.4

Interest (expense) income, net	(1.5)	11.2	(3.6)	32.0

Earnings before income tax provision	912.3	866.0	2,726.2	2,579.2
Income tax provision (2)	340.0	304.8	1,012.5	934.4
Net earnings	$572.3	$561.2	$1,713.7	$1,644.8
Net earnings per common share:
Basic	$.58	$.56	$1.73	$1.64
Diluted	$.58	$.56	$1.72	$1.63

Dividends declared	$.0950	$.0775	$.2850	$.2325

Average shares outstanding	990.2	995.8	990.9	1,000.5
Dilutive effect of stock options	3.8	7.6	5.2	7.8
Average shares outstanding assuming dilution	994.0	1,003.4	996.1	1,008.3

	Percent to Sales

Net sales	100.0%	100.0%	100.0%	100.0%

Cost of sales	71.8	71.7	71.7	71.5
Gross Margin	28.2	28.3	28.3	28.5
Selling, general and administrative expenses	22.1	22.1	22.2	22.2

Interest (expense) income, net	-	.1	-	.1

Earnings before income tax provision	6.1	6.3	6.1	6.4
Income tax provision	2.3	2.2	2.2	2.3
Net earnings	3.8%	4.1%	3.9%	4.1%

(1) Fiscal 2008 third quarter includes a LIFO provision of $16.1 million versus a $3.5 million credit in the previous year. Fiscal 2008 nine months includes a LIFO provision of $73.6 million versus $37.3 million in the previous year.
(2) Fiscal 2007 third quarter and nine months includes a $13.5 million credit for the resolution of a multiyear state tax matter.

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED AND SUBJECT TO RECLASSIFICATION)
(In Millions)

	May 31,	May 31,
	2008	2007
Assets
Current Assets:
Cash and cash equivalents	$471.8	$567.4
Short-term investments - available for sale	-	190.7
Accounts receivable, net	2,395.1	2,003.6
Inventories	7,063.8	6,455.7
Other current assets	252.8	200.3
Total Current Assets	10,183.5	9,417.7
Non-Current Assets:
Property and Equipment, at cost, less accumulated depreciation and amortization	9,307.7	7,753.8
Goodwill	1,418.2	398.2
Other non-current assets	678.2	374.6
Total Non-Current Assets	11,404.1	8,526.6
Total Assets	$21,587.6	$17,944.3
Liabilities and Shareholders' Equity
Current Liabilities:
Short-term borrowings	$1,136.3	$-
Trade accounts payable	4,173.3	3,709.0
Accrued expenses and other liabilities	2,169.5	1,942.3
Income taxes	23.2	51.2
Total Current Liabilities	7,502.3	5,702.5
Non-Current Liabilities:
Deferred income taxes	149.6	114.3
Other non-current liabilities	1,400.7	1,226.1
Total Non-Current Liabilities	1,550.3	1,340.4

Shareholders' Equity	12,535.0	10,901.4

Total Liabilities and Shareholders' Equity	$21,587.6	$17,944.3

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED AND SUBJECT TO RECLASSIFICATION)
(In Millions)

	Nine Months Ended May 31,
	2008	2007

Cash flows from operating activities:
Net earnings	$1,713.7	$1,644.8
Adjustments to reconcile net earnings to net cash provided by operating activities -
Depreciation and amortization	607.7	495.9
Deferred income taxes	(58.5)	(16.6)
Stock compensation expense	56.0	62.4
Income tax savings from employee stock plans	1.0	4.8
Other	6.6	3.1
Changes in operating assets and liabilities -
Accounts receivable, net	(273.1)	58.1
Inventories	(232.6)	(377.4)
Other assets	(19.9)	(17.3)
Trade accounts payable	430.1	(116.5)
Accrued expenses and other liabilities	42.8	215.7
Income taxes	166.9	48.5
Other non-current liabilities	50.3	78.4
Net cash provided by operating activities	2,491.0	2,083.9

Cash flows from investing activities:
Purchases of short-term investments - available for sale	-	(5,892.8)
Proceeds from sale of short-term investments - available for sale	-	6,129.5
Additions to property and equipment	(1,652.6)	(1,252.1)
Proceeds from sale of assets	13.9	31.3
Business and intangible asset acquisitions, net of cash received	(527.4)	(315.6)
Net proceeds from corporate-owned life insurance policies	11.8	5.7
Net cash used for investing activities	(2,154.3)	(1,294.0)

Cash flows from financing activities:
Net proceeds from short-term borrowings	262.5	-
Payments of debt	(28.5)	-
Stock purchases	(220.1)	(895.8)
Proceeds related to employee stock plans	160.9	205.1
Cash dividends paid	(282.5)	(233.2)
Bank overdrafts	-	(213.9)
Other	(12.0)	(4.6)
Net cash used for financing activities	(119.7)	(1,142.4)

Changes in cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents	217.0	(352.5)
Cash and cash equivalents at beginning of year	254.8	919.9
Cash and cash equivalents at end of period	$471.8	$567.4

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